Exhibit 23.6

May 19, 2004

Board of Directors
Fisher Scientific International Inc.
1 Liberty Lane
Hampton, NH 03842

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Fisher Scientific International Inc. (File No. 333-114548)

Gentlemen:

Reference is made to our opinion letter, dated March 17, 2004, with respect to the fairness from a financial point of view of the exchange ratio of 0.56 shares of common stock, par value $0.01 per share, of Fisher Scientific International Inc. (the “Company”) to be issued in exchange for each share of common stock, par value $0.01 per share, of Apogent Technologies Inc. (“Apogent”) pursuant to the Agreement and Plan of Merger, dated as of March 17, 2004, among the Company, Fox Merger Corporation, a wholly owned subsidiary of the Company, and Apogent.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinions of Financial Advisors”, “The Merger—Background of the Merger”, “The Merger—Fisher Reasons for the Merger” and “The Merger—Opinions of Financial Advisors to Fisher” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose

Board of Directors
Fisher Scientific International Inc.
May 19, 2004
Page Two

consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)